Exhibit 99.1
For Immediate Release
Executive Contact:
Robert C. Atkinson
Vice President — Investor Relations
Chico’s FAS, Inc.
(239) 274-4199
Chico’s FAS, Inc. Announces Second Quarter EPS of $0.08
Net of Non-Cash Charges of $0.02
•	Second quarter sales of $419.9 million with all brands reporting positive comparable store sales

•	Quarter-end inventories decreased 10% per selling square foot

•	Cash and marketable securities were $377.5 million at quarter-end
     Fort Myers, FL - August 25, 2009 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the 2009 second quarter ended August 1, 2009.
2009 Second Quarter and Six Months Financial Results
     For the second quarter ended August 1, 2009, the Company had net income of $14.9 million or $0.08 per diluted share, compared to net income of $6.7 million, or $0.04 per diluted share for the second quarter ended August 2, 2008.
     The second quarter 2009 results include non-cash impairment charges totaling approximately $3.1 million, net of tax, or nearly $0.02 per diluted share. These charges consist of $2.4 million, net of tax, related to the impaired portion of a note receivable and $0.7 million, net of tax, related to underperforming stores. Excluding these charges, the Company’s second quarter net income approximated $18.0 million, or $0.10 per diluted share compared to net income of $6.7 million, or $0.04 per diluted share for the like period last year.
     For the six months ended August 1, 2009, the Company had net income of $29.4 million or $0.17 per diluted share, compared to net income of $19.4 million, or $0.11 per diluted share in the first six months of the prior year. Excluding all impairment charges recorded in the first half of 2009, the Company had net income of $37.6 million, or $0.21 per diluted share, compared to net income of $19.4 million, or $0.11 per diluted share for the first six months of 2008.
Sales
     Net sales for the thirteen-week period ended August 1, 2009 increased from $405.2 million to $419.9 million. Consolidated comparable store sales increased 1.3% for the thirteen-week period ended August 1, 2009 compared to the 15.9% decrease for the like period last year ended August 2, 2008. The Chico’s/Soma brand’s same store sales increased approximately 0.4% and the White House | Black Market (WH|BM) brand’s same store sales increased approximately 3.7%. Direct-to-consumer sales, not included in comparable store sales, increased 46% over second quarter 2008.

Gross Margin
     Gross margin for the second quarter of 2009 increased from $213.4 million to $231.0 million and increased 230 basis points, expressed as a percentage of net sales, to 55.0% from 52.7% in the prior year’s second quarter. The increase in gross margin was primarily due to lower markdowns in the Chico’s brand and to a lesser extent, higher initial markups for the WH|BM brand. However, the improvements in merchandise margins was partially offset by the continued investment in merchandise payroll including the support for planning and allocation initiatives.
Selling, General and Administrative Expenses
     Selling, general and administrative expenses (“SG&A”) for the second quarter of 2009 increased from $205.5 million in the prior period to $207.0 million in the current period. However, expressed as a percentage of net sales, SG&A in the current quarter decreased by approximately 140 basis points compared to the prior period primarily as the result of ongoing cost reduction strategies. The dollar savings from these implemented strategies were offset by the recognition of pre-tax impairment charges totaling $5.0 million. Excluding these charges, total SG&A expense would have decreased by $3.4 million, or 260 basis points, compared to the like period last year. The Company’s expense reduction strategies were further offset in part by an increase in performance-based compensation accruals resulting from the Company’s improved year-to-date results.
     Store operating expenses for the second quarter of 2009 decreased by $2.8 million, or 210 basis points, primarily as a result of on-going store level cost reduction strategies including payroll, supplies and shipping costs.
     Marketing expense for the second quarter 2009 decreased by $0.6 million due to reduced direct mail advertising in the current quarter versus the second quarter of 2008.
     Shared services costs, including headquarters and other non-brand specific expenses, for the second quarter of 2009 were flat compared to the prior year’s second quarter and includes the impact of the aforementioned performance-based compensation accruals.
Inventories
     Consolidated inventory per selling square foot at the end of the second quarter was $50, reflecting a decrease of approximately 10% compared to $56 at the end of the prior year’s second quarter. Quarter-ended inventory decreased $12.6 million or approximately 9% from the prior year’s second quarter, while including approximately $5.4 million of incremental inventory in-transit over the prior period. Quarter-ended inventory for the WH|BM brand decreased approximately 18% per selling square foot over the prior year’s second quarter while Chico’s brand inventory was down 5% and includes the impact of $5.0 million of incremental in-transit inventory.
Cash and Marketable Securities
     Cash and marketable securities at the end of the second quarter totaled $377.5 million, approximately $100 million higher than the prior year‘s second quarter end. Net cash provided from operating activities for the six months ended August 1, 2009 increased by $71.6 million compared to the prior year as a result of an increase in accounts payables and accrued expenses, lower inventory levels and higher cash flow from operations. Additionally, the Company expended $36.2 million in capital expenditures for the first six months in fiscal 2009 versus $69.5 million for the same period last year.

Note Receivable
     During the second quarter of 2009, the Company determined that a note receivable which originated from a transaction in 2007 to sell a parcel of land was impaired. Accordingly, the Company recorded a non-cash, pre-tax impairment charge of approximately $3.8 million. As of August 1, 2009, the note has been classified with a balance of approximately $22.0 million, within other assets on the Company’s consolidated balance sheets. The Company expects to reclaim ownership of the land during the third quarter of 2009.
ABOUT CHICO’S FAS, INC.
The Company is a women’s specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,068 specialty stores, including stores in 48 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico.
     The Chico’s brand currently operates 611 boutique and 40 outlet stores, publishes a catalog during key shopping periods throughout the year, and conducts e-commerce at www.chicos.com.
     White House | Black Market currently operates 328 boutique and 16 outlet stores, publishes a catalog highlighting its latest fashions and conducts e-commerce at www.whitehouseblackmarket.com.
     Soma Intimates is the Company’s developing concept with 72 boutique stores and 1 outlet store today. Soma Intimates also publishes a catalog for its customers and conducts e-commerce at www.soma.com.
     SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
     For more detailed information on Chico’s FAS, Inc., please go to our corporate website, www.chicosfas.com.
(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Twenty-Six Weeks Ended				Thirteen Weeks Ended
	August 1, 2009		August 2, 2008		August 1, 2009		August 2, 2008
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net sales by Chico’s/Soma stores	$552,417	66.5	$562,974	69.1	$279,911	66.7	$277,279	68.4
Net sales by White House | Market stores	235,911	28.4	221,945	27.2	119,744	28.5	114,095	28.2
Net sales by direct-to-consumer	42,229	5.1	29,864	3.7	20,260	4.8	13,844	3.4

Net sales	830,557	100.0	814,783	100.0	419,915	100.0	405,218	100.0
Cost of goods sold	366,128	44.1	372,620	45.7	188,874	45.0	191,857	47.3

Gross margin	464,429	55.9	442,163	54.3	231,041	55.0	213,361	52.7

Selling, general and administrative expenses:
Store operating expenses	317,375	38.2	320,942	39.4	157,180	37.4	159,957	39.5
Marketing	34,002	4.1	39,630	4.9	16,168	3.9	16,786	4.1
Shared services	54,235	6.5	57,018	7.0	28,701	6.8	28,737	7.1
Impairment charges	13,026	1.6	—	—	4,968	1.2	—	—

Total selling, general, and administrative expenses	418,638	50.4	417,590	51.3	207,017	49.3	205,480	50.7
Income from operations	45,791	5.5	24,573	3.0	24,024	5.7	7,881	2.0
Interest income (expense), net	1,003	0.1	4,038	0.5	(19)	0.0	1,799	0.4

Income before income taxes	46,794	5.6	28,611	3.5	24,005	5.7	9,680	2.4
Income tax provision	17,400	2.1	9,200	1.1	9,100	2.2	3,000	0.7

Net income	$29,394	3.5	$19,411	2.4	$14,905	3.5	$6,680	1.7

Per share data:
Net income per common share-basic	$0.17		$0.11		$0.08		$0.04

Net income per common & common equivalent share—diluted	$0.17		$0.11		$0.08		$0.04

Weighted average common shares outstanding—basic	177,192		176,421		177,228		176,473

Weighted average common & common equivalent shares outstanding—diluted	178,021		176,578		178,566		176,616

Chico’s FAS, Inc.
Consolidated Balance Sheets
(in thousands)

	August 1,	January 31,	August 2,
	2009	2009	2008
	(Unaudited)		(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$44,143	$26,549	$25,381
Marketable securities, at market	333,367	242,153	252,307
Receivables	6,110	33,993	38,293
Income tax receivable	1,156	11,706	—
Inventories	130,238	132,413	142,868
Prepaid expenses	26,088	21,702	23,004
Deferred taxes	15,555	17,859	15,276

Total Current Assets	556,657	486,375	497,129

Property and Equipment:
Land and land improvements	20,293	18,627	17,888
Building and building improvements	83,600	74,998	73,021
Equipment, furniture and fixtures	385,503	376,218	371,863
Leasehold improvements	416,003	418,691	421,771

Total Property and Equipment	905,399	888,534	884,543
Less accumulated depreciation and amortization	(367,151)	(327,989)	(298,495)

Property and Equipment, Net	538,248	560,545	586,048

Other Assets:
Goodwill	96,774	96,774	96,774
Other intangible assets	38,930	38,930	38,930
Deferred taxes	38,261	38,458	25,601
Other assets, net	27,131	5,101	11,318

Total Other Assets	201,096	179,263	172,623

	$1,296,001	$1,226,183	$1,255,800

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$82,827	$56,542	$65,811
Accrued liabilities	108,719	88,446	80,339
Current portion of deferred liabilities	2,002	1,748	1,606

Total Current Liabilities	193,548	146,736	147,756

Noncurrent Liabilities:
Deferred liabilities	169,958	177,251	170,799

Stockholders’ Equity:
Common stock	1,774	1,771	1,765
Additional paid-in capital	259,331	258,312	254,952
Retained earnings	671,372	641,978	680,526
Other accumulated comprehensive income	18	135	2

Total Stockholders’ Equity	932,495	902,196	937,245

	$1,296,001	$1,226,183	$1,255,800

Chico’s FAS, Inc.
Consolidated Cash Flow Statements
(Unaudited)
(In thousands)

	Twenty-Six Weeks Ended
	August 1, 2009	August 2, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$29,394	$19,411

Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization, cost of goods sold	3,271	5,465
Depreciation and amortization, other	45,359	45,750
Deferred tax expense (benefit)	2,501	(5,068)
Stock-based compensation expense, cost of goods sold	1,435	1,807
Stock-based compensation expense, other	2,742	4,562
Excess tax benefit from stock-based compensation	(115)	(100)
Impairment charges	13,026	—
Deferred rent expense, net	1,133	4,123
Loss on disposal of property and equipment	711	181
Decrease (increase) in assets —
Receivables, net	2,048	(535)
Income tax receivable	10,550	23,973
Inventories	2,175	1,393
Prepaid expenses and other	(4,416)	(3,925)
Increase (decrease) in liabilities —
Accounts payable	26,285	(22,323)
Accrued and other deferred liabilities	8,263	(1,939)

Total adjustments	114,968	53,364

Net cash provided by operating activities	144,362	72,775

CASH FLOWS FROM INVESTING ACTIVITIES:
(Purchases) sales of marketable securities, net	(91,331)	8,165
Purchases of property and equipment	(36,235)	(69,490)

Net cash used in investing activities	(127,566)	(61,325)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	773	163
Excess tax benefit from stock-based compensation	115	100
Repurchase of common stock	(90)	(133)

Net cash provided by financing activities	798	130

Net increase in cash and cash equivalents	17,594	11,580
CASH AND CASH EQUIVALENTS, Beginning of period	26,549	13,801

CASH AND CASH EQUIVALENTS, End of period	$44,143	$25,381

SEC Regulation G — The Company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude impairment and certain other non-recurring charges, may provide a more meaningful measure on which to compare the Company’s results of operations between periods. The Company believes these non-GAAP results provide useful information to both management and investors by excluding certain expenses that impact the comparability of the results. A reconciliation of second quarter and the first six months of 2009 earnings per diluted share on a GAAP basis to earnings per share on a non-GAAP basis is presented in the table below:
Chico’s FAS, Inc.
Non-GAAP to GAAP Reconciliation
Diluted Earnings Per Share (EPS)

	26 weeks ended	13 weeks ended
	August 1, 2009	August 1, 2009
Diluted EPS on a GAAP basis (as reported)	$0.17	$0.08
Add: Impact of impairment charges	0.04	0.02

Non-GAAP Diluted EPS	$0.21	$0.10